FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: May 27, 2003
(date of earliest event reported May 27,2003)

Commission File Number:  0-11596


ExperTelligence, Inc.
(Exact name of registrant as specified in its charter)

California                                     95-3506403
(State or Other Jurisdiction of            (I.R.S. Employer
     Incorporation)                        Identification No.)

614 Chapala Street, Santa Barbara, California 93101
(Address of principal executive offices and zip code)


Registrant's telephone number:  (805) 962-2558

Item 5 - OTHER EVENTS

ExperTelligence Announces Anti-Terrorist Hub Network

SANTA BARBARA, Calif., May 27, 2003 -- ExperTelligence, Inc. (Nasdaq: EXGP.PK) announced today that it has developed software technology for an anti-terrorist computer network capable of linking local, state, and federal law enforcement databases to better identify potential terrorists living or traveling in the United States. The ExperTelligence system, called Homeland Security Information Exchange (HS/IE) handles the problem of the different databases having different formats, protocols, and operating environments. "If the New York State Police suspects someone is a potential terrorist and that person is stopped for a broken taillight in New Mexico at 2:45 AM on a Sunday," says William Urschel, CEO of ExperTelligence, "our HS/IE Network can alert the proper authorities before the suspect drives away."

HS/IE Network is a hub-based network and is not a database. It does not store any data. When implemented, the HS/IE Network would be a communication system between existing databases linking over 18,000 domestic law enforcement agencies in real time - giving every officer up-to-the-second information on every suspect, every alert, and every arrest. "Crucial information already exists, somewhere," said Denison Bollay, ExperTelligence's founder and chief technology officer, "but it just isn't accessible everywhere." HS/IE would help prevent missed opportunities within the United States, and could be expanded to link with law enforcement databases outside of the United States as well.

According to the Company, law enforcement agencies would not have to modify or replace their existing databases. Each database in the HS/IE Network only needs a small, inexpensive module to export data to the HS/IE Hub. The data is streamed through the Hub in industry-standard XML (Extensible Markup Language) format. XML messages are encrypted, sent to the Hub, and the Hub broadcasts the XML data records around the Hub, creating a single message stream carrying all of the Nation's law enforcement events. To scan for potential suspects, authorized government agencies can attach "automatic search agents" or "filters" to trigger a response when a potential suspect matching a pre-determined profile is processed by any agency throughout the United States.

The HS/IE Network hasn't yet been implemented and isn't currently linked to any law enforcement databases.

Urschel said, however, that the HS/IE technology was developed and tested at a cost of over $2 million dollars. It was first used in the ExperTelligence's real-time, profile-based web advertising network, Advertising Commerce Network, which specifically identifies visitors to web sites and selects the proper ads based on the profile of that visitor. Built from off-the-shelf components from IBM, Microsoft, Cisco Systems, Sun Microsystems, and other mainstream suppliers, the first hub in the network can handle a billion transactions a month.

To find a government or law-enforcement sponsor and to help secure the funding required to complete and implement ExperTelligence's HS/IE Network, the company has retained the services of veteran business development consultant
C. Paul Davis. Mr. Davis has founded or run seven companies, mostly in the high-tech arena; including PerfectData Corporation which he took public in 1983, Award Software, and COMAT Technologies Corporation that was retained by Neste Oy, one of Finland's largest companies to introduce their conductive polymer technology to Fortune 100 Companies.

ExperTelligence Inc., founded in 1980, has operated as a technology incubator, creating over 15 separate products and seven patents to date. In addition to its flagship product, the Advertising Commerce Network, the company has developed and owns 3DStockCharts and WebBase. From 1988 to 1990 the company also worked under contract for the Central Intelligence Agency to develop a precursor to HTML and web browsers. ExperTelligence shares are traded over the counter and there are approximately 2.6 million shares currently outstanding. ExperTelligence's website is at www.expertelligence.com.


SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 27, 2003
ExperTelligence, Inc.
By: /s/ William Urschel
Name: William Urschel
Title: CEO


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